Exhibit 99.1

Ondas Holdings Inc. Announces Private Placement Offering

SUNNYVALE, Calif. – January 3, 2019 – Ondas Holdings Inc. (OTCQB: ONDS) announced today that it intends to conduct a private placement offering for up to $25 million of its common stock (the “Offering”). The Company intends to use the net proceeds of the Offering to expand its operations, invest in sales and marketing, and repay debt.

The securities to be offered in the Offering have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state of the United States and may not be offered or sold in the United States absent such registration or an applicable exemption from such registration requirements. This press release does not constitute an offer to sell or a solicitation of an offer to buy securities nor shall there be any sale of the securities referenced herein in any state or other jurisdiction in which such offer, solicitation or sale is not permitted. The securities referenced herein have not been approved or disapproved by the Securities and Exchange Commission (the “SEC”) or by any other federal or state regulatory authority.

About Ondas Holdings Inc.

Ondas Holdings Inc., through its wholly owned subsidiary, Ondas Networks Inc., is a developer of private licensed wireless data networks for mission-critical industrial markets. The Company designs and manufactures its multi-patented, Software Defined Radio (SDR) platform for Mission Critical IoT (MC-IoT) applications. Ondas Networks’ customer end markets include utilities, oil and gas, transportation, and government entities whose demands span a wide range of mission critical applications that require secure communications over large and diverse geographical areas, many of which are within challenging radio frequency environments. Customers use the Company's SDR technology to deploy their own private licensed broadband wireless networks. The Company also offers mission-critical entities the option of a managed network service. Ondas Networks’ SDR technology supports IEEE 802.16s, the new worldwide standard for private licensed wide area industrial networks. For additional information, visit www.ondas.com, www.otcmarkets.com or follow Ondas Networks on Twitter and LinkedIn.

Forward Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements, including our ability to conduct and complete a private placement offering of our common stock on terms acceptable to use or at all, could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including, the risks discussed under the heading “RISK FACTORS” in our Current Report on Form 8-K filed with the SEC on October 4, 2018, as amended on October 22, 2018 and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

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Media Contact

Kate Caruso-Sharpe

kate.caruso-sharpe@ondas.com

888.350.9994 Ext. 22